Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Owl Rock Capital Corporation:

We consent to the incorporation by reference in the registration statement on Form N-2 of Owl Rock Capital Corporation of our reports dated February 19, 2020, with respect to the consolidated financial statements and the senior securities table, which reports appear in the December 31, 2019 annual report on Form 10-K of Owl Rock Capital Corporation.  We also consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Form N-2.

/s/ KPMG LLP

New York, New York
February 19, 2020